Exhibit 10.1

Trimble Navigation Limited
935 Stewart Drive
Post Office Box 3642
Sunnyvale, CA 94085-3913
408 481 8000

January 29, 2016

Robert Painter
2260 Story Hill Road
Boulder, CO 80305

Dear Robert:

On behalf of Trimble Navigation Ltd. (“Trimble” or “Company”), I am pleased to confirm your promotion to the position of Chief Financial Officer (CFO) and Executive Committee Member, reporting to Steve Berglund, Chief Executive Officer of Trimble Navigation Limited. This offer is contingent upon the successful completion of a background check. The effective date of your promotion will be February 1, 2016 and the work location of this position will be the Trimble office located in Westminster, CO. A summary of the changes to your current compensation package is outlined below and will be effective February 1, 2016:

Annual Base Salary - Your new salary will be paid on a bi-weekly basis aggregating to the equivalent of $375,000 annually.

Management Incentive Plan — You will continue be eligible to participate in Trimble’s Management Incentive Plan with an annual target bonus of 80% of base salary, payout depending on company performance plus any individual assigned personal performance objectives as outlined in the Management Incentive Plan adopted by the Board of Directors.

Promotional Equity Grant— Since you will be a key member of the Trimble management team and executive committee, it will be recommended to the Board of Directors that you be granted 30,000 Restricted Stock Units (“Promotional RSUs”) as of your effective date as Trimble CFO. Promotional RSUs will vest over a three-year period with 33% of the RSUs vesting on the first anniversary of the grant date, 33% of the RSUs vesting on the second anniversary of the grant date, and 34% of the RSUs vesting on the third anniversary of the grant date. In addition, it will also be recommended that you be granted Options (“Promotional Options”) to purchase 45,000 shares of Trimble Common Stock. The stock will vest over a 4 year period with 50% vesting after the first two years and 1/48th will vest each month thereafter.

Long Term Incentive Equity Program — You will continue be eligible to participate in the executive long term incentive program commensurate with your new position and such annual grants will be subject to CEO and Board approval.

Paid Vacation — Unlimited at the discretion of the executive.

Other Benefits — You will retain your eligibility for benefits, as defined by Company policy and governing plan documents, including medical, dental, vision, life insurance, short and long-term disability insurance, tuition reimbursement, 401(K) Retirement Savings Plan, and all Company-paid holidays.

There will be no other changes to any other current terms and conditions of your employment with Trimble, as outlined in your original offer letter or any subsequent employment letters. Your signed

Financial Misconduct Reporting, Proprietary Information and Invention Agreement, Insider Trading, Corporate Disclosure and Business Ethics and Conduct documents remain enforceable.

The Company will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city and other taxes as requested by you or that the Company is required to withhold pursuant to any law or government regulation or ruling.

In the event of a change of control of the company, you will be provided the coverage as specified in the change in control agreement attached hereto as Exhibit A (the “CIC Agreement”). The agreement, under specific conditions, will allow for the payment of one year’s base salary and target bonus upon termination of employment in connection with a change in control. The agreement also accelerates the vesting of stock option awards, RSUs and PRSUs upon a termination of employment in connection with a change in control.

Trimble is an “at-will” employer, meaning that the employer or employee can terminate the employment relationship at any time, with or without prior notice. This “at-will” status of employment can be changed only in an express written contract between an employee and Trimble Navigation Limited. If, during your first year of employment as CFO, you are terminated by Trimble for any reason other than cause, Trimble will provide one year’s base, target bonus and annual Cobra cost upon termination of employment as well as acceleration of 50% of the Promotional RSUs and Options. These severance benefits will be memorialized in a separate written severance agreement attached hereto as Exhibit B.

This CFO appointment is subject to Board approval. The compensation package listed above is subject to Compensation Committee and Board approval also.

Robert, Trimble’s success is derived from the people who work here as you know. Your acceptance of this promotion will be enthusiastically received, and we feel confident that you will continue to make significant contributions to our continued success as you assume the responsibilities of this very important role in Trimble.

Please call me if you have any questions or if I can be of additional assistance. I can be reached at 408.481.7200.

Sincerely,

Steven W. Berglund
President and Chief Executive Officer

I accept this promotion and agree to the terms stated in this letter. I acknowledge and agree that the terms set forth in this letter supersede any prior agreement on the same terms. I further understand and agree that the terms set forth in this letter can only be changed by a written agreement signed by an authorized agent of the Company. I understand and agree that I am employed at will and that my employment can be terminated at any time, with or without cause, and with or without notice, at the option of either the Company or me.

Please sign and return the original of this letter. You should retain one copy of this letter for your files.

Robert Painter	Date Accepted

EXHIBIT A

TRIMBLE NAVIGATION LIMITED

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT, effective on the date of last signature (this “Agreement”), is entered into by and between Trimble Navigation Limited (the “Company”) and Robert Painter (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders;

WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to secure the Executive’s continued services and to ensure the Executive’s continued and undivided dedication to his duties in the event of any threat or occurrence of a change in control of the Company; and

WHEREAS, the Board of Directors of the Company has authorized the Company to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.         Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)        “Board” means the Board of Directors of the Company.

(b)        “Bonus” means the annual or quarterly bonuses payable pursuant to the Company’s Management Incentive Plan or such other plan that provides for the payment of incentive bonuses as may be, from time to time, authorized by the Board.

(c)        “Cause” means (i) the Executive’s engagement in acts of embezzlement, dishonesty or moral turpitude; (ii) the conviction of the Executive for having committed a felony; (iii) a breach by the Executive of the Executive’s fiduciary duties and responsibilities to the Company having the potential to result in a material adverse effect on the Company’s business, operations, prospects or reputation; or (iv) the repeated failure of the Executive to perform duties and responsibilities as an employee of the Company to the reasonable satisfaction of the Board (except in the case of death or disability) that has not been cured within thirty (30) days after a written demand for substantial performance has been delivered to the Executive by the Board. The determination of Cause shall be made by the Board.

(d)        “Change in Control” means the occurrence of any of the following events:

(i)         any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)        the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)        the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)       a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment is terminated within the nine months prior to a Change in Control, and the Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (such a termination of employment, an “Anticipatory Termination”), then for all purposes of this Agreement, the date immediately prior to the date of such termination of employment shall be deemed to be the date of a Change in Control.

(e)        “Company” means Trimble Navigation Limited, a California corporation.

(f)         “Date of Termination” means the date on which the Executive’s employment by the Company terminates.

(g)        “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(i)         the assignment to the Executive of any duties (including a diminution of duties) inconsistent in any adverse respect with the Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control;

(ii)        an adverse change in the Executive’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control;

(iii)       any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement or any failure to re-elect the Executive to any position with the Company held by the Executive immediately prior to such Change in Control;

(iv)       a reduction by the Company in the Executive’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(v)        any requirement of the Company that the Executive (A) be based anywhere more than twenty-five (25) miles from the facility where the Executive is located at the time of the Change in Control or (B) travel on Company business to an extent substantially more burdensome than the travel obligations of the Executive immediately prior to such Change in Control;

(vi)       the failure of the Company to (A) continue in effect any compensation plan in which the Executive is participating immediately prior to such Change in Control, or the taking of any action by the Company which would adversely affect the Executive’s participation in or reduce the Executive’s benefits under any such plan (including the failure to provide the Executive with a level of discretionary incentive award grants consistent with the past practice of the Company in granting such awards to the Executive during the three-Year period immediately preceding the Change in Control), (B) provide the Executive and the Executive’s dependents with welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control, (C) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive immediately prior to such Change in Control, or (D) provide the Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive immediately prior to such Change in Control, unless in the case of any violation of (A), (B), (C) or (D)

above, the Executive is permitted to participate in other plans, programs or arrangements which provide the Executive (and, if applicable, the Executive’s dependents) with no less favorable benefits at no greater cost to the Executive;

(vii)       the Executive no longer being the Chief Financial Officer of the Company or its successor; or

(viii)      the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 11(b) hereof.

Any event or condition described in Sections 1(g)(i) through (vii) which occurs prior to a Change in Control, but was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement (as if a Change in Control had occurred immediately prior to the occurrence of such event or condition) notwithstanding that it occurred prior to the Change in Control.

For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by an Executive shall not constitute Good Reason. The Executive’s continued employment shall not constitute consent to or a waiver of rights with respect to any event or condition constituting Good Reason. The Executive must provide notice of termination within ninety (90) days of his knowledge of an event or condition constituting Good Reason hereunder or such event shall not constitute Good Reason hereunder. A transaction which results in the Company no longer being a publicly traded entity shall not in and of itself be treated as Good Reason unless and until one of the events or conditions set forth in Sections 1(g)(i) through (vii) occurs.

(h)        “Nonqualifying Termination” means a termination of the Executive’s employment (i) by the Company for Cause, (ii) by the Executive for any reason other than Good Reason, (iii) as a result of the Executive’s death or (iv) by the Company due to the Executive’s absence from his duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of the Executive’s incapacity due to physical or mental illness.

(i)         “Projected Bonus Amount” means, with respect to any Year, the greater of (i) the Executive’s Target Bonus Amount for such Year; or (ii) to the extent calculable after at least one calendar quarter of the Year, the Bonus the Executive would have earned in the Year in which the Executive’s Date of Termination occurs had the Company’s financial performance through the end of the fiscal quarter immediately preceding the Date of Termination continued throughout said Year (the “Earned Bonus Amount”).

(j)         “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity.

(k)        “Target Bonus Amount” means, with respect to any Year, the Participant’s target Bonus for such Year based upon the Company’s forecasted operational plan.

(1)        “Termination Period” means the period of time beginning with a Change in Control and ending one (1) year following such Change in Control.

(m)       “Year” means the fiscal year of the Company.

2.         Acceleration of Options, Restricted Stock Units and Performance Restricted Stock Units Upon Termination of Employment. Upon a termination of employment of the Executive during the Termination Period, other than by reason of a Nonqualifying Termination, each of the Executive’s outstanding unvested stock options, restricted stock units and performance restricted stock units granted under any of the Company’s stock option or incentive plans shall accelerate and become vested and, if applicable, exercisable with respect to the total number of shares covered by all such outstanding unvested stock options, restricted stock units and performance restricted stock units.

3.         Termination of Employment.

(a)        If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to the Executive, within five (5) business days following the Date of Termination, as compensation for services rendered to the Company:

(i)         a lump-sum cash amount equal to the sum of (A) the Executive’s base salary from the Company and its Subsidiaries through the Date of Termination and any outstanding Bonus for which payment is due and owing at such time and (B) to the extent not provided under the Company’s Bonus plans, a pro-rata portion of the Executive’s Projected Bonus Amount for the Year in which the Executive’s Date of Termination occurs, in each case to the extent not theretofore paid; plus

(ii)        a lump-sum cash amount equal to the sum of (A) twelve (12) months of base salary calculated using the Executive’s highest monthly rate of base salary during the 12-month period immediately preceding the Date of Termination, or if greater, immediately preceding the Change in Control and (B) the highest of (1) the Executive’s average Bonus (annualized for any partial Years of employment) earned during the 3-Year period immediately preceding the Year in which the Date of Termination occurs (or shorter annualized period if the Executive had not been employed for the full three-Year period), (2) the Executive’s Target Bonus Amount for the Year in which the Change in Control occurs and (3) the Executive’s Target Bonus Amount for the Year in which the Date of Termination occurs; provided, that any amount paid pursuant to this Section 3(a)(ii) shall offset an equal amount of any severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy, agreement or arrangement of the Company.

(b)        If during the Termination Period, the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, for a period of one (1) year commencing on the Date of Termination, the Company shall continue to keep in full force and effect (or otherwise provide) all policies of medical, dental, accident, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent (and on the same after-tax basis), as such policies shall have been in effect immediately prior to the Date of Termination (or, if more favorable to the Executive, immediately prior to the Change in Control), and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination.

(c)        If during the Termination Period, the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, each of the Executive’s outstanding stock options granted under any of the Company’s stock option or incentive plans shall be exercisable by the Executive until the earlier of (i) the expiration of the term of the option or (ii) one (1) year following the Date of Termination.

(d)        If during the Termination Period the employment of the Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Executive (or the Executive’s beneficiary or estate) such payments and provide to the Executive such benefits, if any, as the Company customarily pays or provides to executives of the Company upon termination of employment and in any event in compliance with the requirements of Section 409A.

(e)        Anything in this Agreement to the contrary notwithstanding, no amount payable under Section 3(a)(ii) hereof that is non-qualified deferred compensation subject to Section 409A, as determined in the sole discretion of the Company, shall be paid unless the Executive experiences a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”), and except as otherwise provided below with respect to an Anticipatory Termination, shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), to the Executive on the first business day that is after the earlier of (i) the date that is six months following the date of the Executive’s Separation from Service,” or (ii) the date of the Executive’s death (the “Delayed Payment Date”), if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination (a “Specified Employee”)), and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto).

(f)         Anything in the foregoing to the contrary notwithstanding, any amount payable under Section 3(a)(ii) hereof in connection with an Anticipatory Termination that is non-qualified deferred compensation subject to Section 409A of the Code shall be paid as follows: (i) if the Change in Control is a “change in control event” within the meaning of Section 409A of the Code, (A) except as provided in clause (i)(B), on the date of such Change in Control, or (B) if the Executive is a Specified Employee and the Delayed Payment Date is later than the date of the Change in Control, on the Delayed Payment Date, and (ii) if such Change in Control is not a “change in control event” within the meaning of Section 409A of the Code, on the first business day following the date that is nine months following the date of the Anticipatory Termination to the extent payment at such time is not a violation of Section 409A of the Code. In the event of an Anticipatory Termination, any payment or benefit that is not non-qualified deferred compensation within the meaning of Section 409A of the Code that is payable under this Agreement shall be paid or shall commence being provided on the date of the Change in Control. Interest with respect to the period, if any, from the date of the Change in Control through the actual date of payment shall be paid on any delayed cash amounts.

4.         Golden Parachute. In the event that the benefits provided for in this Agreement (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 4 be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits under this Agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, all determinations required to be made under this Section 4, including the manner and amount of any reduction in the Executive’s benefits under this Agreement, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by Ernst & Young LLP (the “Consulting Firm”). In the event that the Consulting Firm (or any affiliate thereof) is unable or unwilling to act, the Executive may appoint a nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Consulting Firm hereunder). All fees and expenses of the Consulting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Consulting Firm in connection with the performance of the services hereunder. For purposes of making the calculations required by this Section 4, the Consulting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Consulting Firm such information and documents as the Consulting Firm may reasonably request to make a determination under this Section 4.

5.         Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

6.         Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the

Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Bank of America from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive’s statement for such fees and expenses through the date of payment thereof.; provided, however, that all such reimbursements must be made no later than the last day of the third calendar year that begins after the Date of Termination.

7.       Termination of Agreement. This Agreement shall be effective on the date hereof and shall continue until the first to occur of (a) the termination of the Executive’s employment with the Company prior to a Change in Control (except as otherwise provided hereunder), (b) a Nonqualifying Termination, or (c) the termination of the Executive’s employment following the Termination Period.

8.       Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its Subsidiaries, and if the Executive’s employment with the Company shall terminate prior to a Change in Control, the Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that notwithstanding anything herein to the contrary, any termination of the Executive’s employment following a Change in Control shall be subject to all of the benefit and payment provisions of this Agreement.

9.       Compensation Recoupment. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), the benefits provided for in this Agreement shall not be deemed fully earned or vested, even if paid or distributed to Executive, if the amount payable under Section 3(a)(ii) or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by the Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Company’s securities are listed (the “Rules”). In addition, Executive hereby acknowledges that this Agreement may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company to comply with the requirements and/or limitations under the Act and the Rules, or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover and/or clawback the benefits provided herein.

10.     Obligations of the Executive. The Executive agrees that if a Change in Control shall occur, the Executive shall not voluntarily leave the employ of the Company without Good Reason during the 90-day period immediately following a Change in Control.

11.     Successors’ Binding Obligation.

(a)       This Agreement shall not be terminated by any merger, consolidation or corporate reorganization of the Company (a “Company Change”) or transfer of assets. In the event of any Company Change or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.

(b)       The Company agrees that concurrently with any Company Change or transfer of assets, it will cause any successor or transferee unconditionally to assume by written instrument delivered to the Executive (or his beneficiary or estate) all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Company Change or transfer of assets that results in a Change in Control shall constitute Good Reason hereunder and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Company Change or transfer of assets becomes effective shall be deemed the date Good Reason occurs, and the Executive may terminate employment for Good Reason on or following such date.

(c)       This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

12.       Notice.

(a)        For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Robert Painter
2260 Story Hill Road
Boulder, CO 80305

If to the Company:

Trimble Navigation Limited
935 Stewart Drive
Sunnyvale, California 94085
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile to a location provided by the other party hereto.

(b)       A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the Date of Termination date (which date shall not be less than fifteen (15) nor more than sixty (60) days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

13.     Full Settlement; No Mitigation. The Company’s obligation to make any payments provided for by this Agreement to the Executive and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

14.     Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

15.     Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

16.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

17.     Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year set forth below.

Trimble Navigation Limited

By:
Name:
Title:

Date:

Executive

Name:	Robert Painter
Title:

Date:

SIGNATURE PAGE TO
CHANGE IN CONTROL SEVERANCE AGREEMENT

EXHIBIT B

TRIMBLE NAVIGATION LIMITED

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”), effective on the date of last signature, is entered into by and between Trimble Navigation Limited (the “Company”) and Robert Painter (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

WHEREAS, the Company desires to attract and retain certain key employee personnel and, accordingly, the Board of Directors of the Company has approved the Company entering into a severance agreement with Executive in order to encourage his continued service to the Company;

WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;

WHEREAS, Executive will serve and/or has served as an executive, management personnel, or officer of the Company;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, this Agreement sets forth benefits which the Company will pay to Executive in the event of termination of Executive’s employment under the circumstances described herein:

1.         Term. This Agreement shall have a term of one year commencing on February 1, 2016 (the “Effective Date”) and ending on the first anniversary of such date, unless the Executive’s employment with the Company is terminated under circumstances that do not give rise to any payments or benefits under Section 3(a) hereof (the “Term”).

2.         Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)        “Board” means the Board of Directors of the Company.

(b)        “Bonus” means the annual or quarterly bonuses payable pursuant to the Company’s Management Incentive Plan or such other plan that provides for the payment of incentive bonuses as may be, from time to time, authorized by the Board.

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(c)        “Cause” means (i) the Executive’s engagement in acts of embezzlement, dishonesty or moral turpitude; (ii) the conviction of the Executive for having committed a felony; (iii) a breach by the Executive of the Executive’s fiduciary duties and responsibilities to the Company having the potential result in a material adverse effect on the Company’s business, operations, prospects or reputation; or (iv) the repeated willful failure of the Executive to perform duties and responsibilities as an employee of the Company to the reasonable satisfaction of the Board (except in the case of death or disability) that has not been cured within thirty (30) days after a written demand for substantial performance has been delivered to the Executive by the Board. The determination of Cause shall be made by the sole determination of the Board.

(d)        “Code” means the Internal Revenue Code of 1986, as amended.

(e)        “Company” means Trimble Navigation Limited, a California corporation.

(f)         “Date of Termination” means the date on which the Executive’s employment by the Company terminates and such termination constitutes a “separation of service” as defined and applied in Section 409A of the Code.

(g)        “Good Reason” means either (i) a material diminution in your title, position, or responsibilities, or your removal from such position and responsibilities, (ii) not being the CFO of the Company or its successor; (iii) a material reduction by the Company in your compensation as in effect immediately prior to such reduction; or (iv) the relocation of you to a facility or a location more than twenty-five (25) miles from your prior primary work location provided in each case, that you have (A) provided written notice of the circumstances establishing Good Reason within sixty (60) days of the initial existence of such conditions, (B) given the Company at least thirty (30) days to cure and (C) if the Company fails to cure, you terminate employment within ninety (90) days following the expiration of the cure period.

(h)        “Promotional RSUs and Stock Options” means the award of restricted stock units and stock options granted to the Executive upon your promotion as described in your promotional offer letter.

(i)         “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% of more of the total combined voting power of the then outstanding securities of such corporation or other entity.

(j)         “Severance Compensation” means a lump sum cash amount equal to the sum of (i) the Executive’s annual base salary from the Company and its Subsidiaries in effect immediately prior to the Date of Termination, plus (ii) the Target Bonus Amount plus (iii) an amount equal to the monthly COBRA premium for Executive and his eligible dependents multiplied by twelve (12).

(k)        “Target Bonus Amount” means, with respect to any year, the Executive’s target Bonus for such Year, which is based upon a percentage of Executive’s annual base salary.

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(1)        “Year” means the fiscal year of the Company.

3.         Rights of Executive upon Termination Without Cause or for Good Reason.

(a)        Provided the Executive has executed and delivered the release described in Section 5 below and such release has become effective and irrevocable, if the Company terminates the Executive’s employment during the Term other than for Cause or the Executive terminates his employment during the term for Good Reason then (i) the Company shall, no later than 65 days following the Date of Termination, pay the Executive a lump sum cash payment equal to the Severance Compensation and (ii) the Company shall provide accelerated vesting for 50% of the total shares subject to Executive’s Promotional RSUs and Stock Options (provided, that all other outstanding equity or equity based awards held by the Executive shall continue to be governed by their terms).

(b)        In the event the Executive’s termination of employment gives rise to payments and benefits under that certain Change in Control Severance Agreement, by and between the Company and the Executive dated as of the date hereof as amended from time to time, Executive shall not be eligible to receive any payments or benefits under this Agreement.

(c)        In the event that the benefits provided for in this Agreement (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 3(c) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits under this Agreement shall be either (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, result in the receipt by the Executive on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 499 of the Code. Unless the Company and the Executive otherwise agree in writing, all determinations required to be made under this Section 3(c), including the manner and amount of any reduction in the Executive’s benefits under this Agreement, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by Ernst & Young LLP (the “Consulting Firm”). In the event that the Consulting Firm (or any affiliate thereof) is unable or unwilling to act, the Executive may appoint a nationally recognized public accounting firm to make the determinations required hereunder (which account firm shall then be referred to as the Consulting Firm hereunder). All fees and expenses of the Consulting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Consulting Firm in connection with the performance of services hereunder. For the purposes of making the calculations required under this Section 3(c), the Consulting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Consulting Firm such information and documents as the Consulting Firm may reasonably request to make a determination under this Section 3(c).

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4.         Notice.

(a)        For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States Mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Robert Painter
2260 Story Hill Road
Boulder, CO 80305

If to the Company:

Trimble Navigation Limited
935 Stewart Drive
Sunnyvale, California 94085
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile or email to a location provided by the other party hereto.

(b)        A written notice of the Executive’s Date of Termination by the Company to the Executive shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (which, except in the case of termination for Cause, shall not be less than fifteen (15) nor more than sixty (60) days after the giving of such notice). The failure by the Company to set forth in such notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5.         Release. In consideration for the benefits and payments provided for under Section 3(a) of this Agreement, unless such requirement is waived by the Board in its sole discretion, the Executive agrees to execute and not revoke within the time provided for by the Company a release acceptable to the Company (substantially in the form attached hereto as Exhibit A) releasing the Company, its Subsidiaries, stockholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind, including but not limited to all claims or causes of action arising out of the Executive’s employment with the Company or the termination of such employment (the “Release”). The Executive shall execute such Release within the time period provided for by the Company. If the

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Release has not become effective and irrevocable prior to the 65th day following the Date of Termination (or such earlier date specified in the Release), Executive shall not be entitled to any benefits and payments pursuant to Section 3(a) of this Agreement.

6.         Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

7.         Scope of Agreement. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company. Notwithstanding any other provision hereof to the contrary, the Executive may, at any time during his employment with the Company upon the giving of 30 days prior written notice, terminate his employment. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any Severance Compensation, neither the Executive nor the Company shall have any further obligation or liability hereunder.

8.         Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (as defined and applied in Section 409A of the Code) as of the Date of Termination, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions under Section 409A of the Code) and to the extent required by Section 409A of the Code, the Executive shall not be entitled to any payments under this Agreement until the earlier of (a) the first day following the six-month anniversary of the Date of Termination, or (b) the Executive’s date of death. For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of Section 409A of the Code, payments shall be deemed exempt from Section 409A of the Code to the full extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the Date of Termination) the “two-years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

9.         Compensation Recoupment. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), the Severance Compensation shall not be deemed fully earned or vested, even if paid or distributed to Executive, if the Severance Compensation or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by the Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Company’s securities are listed (the “Rules”). In addition, Executive hereby acknowledges that this Agreement may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company to comply with the requirements and/or limitations under the Act or the Rules, or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover and/or clawback the Severance Compensation.

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10.       Successors’ Binding Obligation.

(a)        This Agreement shall not be terminated by any merger, consolidation or corporate reorganization of the Company (a “Company Change”) or transfer of assets. In the event of any Company change or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.

(b)        This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

11.       Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

12.       Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

13.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

14.       Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year set forth below.

Trimble Navigation Limited

By:

Name:

Title:

Date:

Executive

Name:
Title:

Date:

SIGNATURE PAGE TO
EXECUTIVE SEVERANCE AGREEMENT

EXHIBIT A

SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This Settlement Agreement and Release of All Claims (hereinafter “Agreement”) is entered into by and between [name] (hereinafter “Employee”) and Trimble Navigation Limited (hereinafter the “Company”). In consideration of the covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, the parties agree to settle the disputes between them as follows:

1.	The parties stipulate that:

a.	Employee was employed by the Company through [Date].

b.
Employee’s employment with the Company is being terminated [by the Company without Cause] [by the Employee with Good Reason] (as defined in that certain Executive Severance Agreement (the “Severance Agreement”) by and between Employee and the Company).

c.
Employee has not filed, and has not assisted any third party in filing, any action (including but not limited to civil and administrative claims and actions) against the Company, or any of its past or present officers, directors, employees, shareholders, agents, predecessors, successors, representatives, suppliers, or affiliated companies (hereinafter referred to collectively as “the Releasees”).

d.
Employee represents and agrees that Employee has been paid all compensation earned and due to Employee as of Employee’s last day of work including, but not limited to, all accrued but unused vacation/PTO.

e.
Employee and the Company each desire to compromise, settle, discharge and release in full any and all rights, claims and actions whatsoever that Employee has or may have against the Releasees arising out of Employee’s employment by the Company and/or the termination of Employee’s employment, through action of law, statute, or contract, up to and including the date of this Agreement.

2.
Upon Employee’s execution of this Agreement, Employee shall deliver an original signed copy of the Agreement to the Company, along with any and all property owned by the Company that is within Employee’s possession, including, but not limited to, computers, technical resources, programs, computer files and paperwork. Employee also agrees that Employee will provide any and all lists of passwords and access information to the Company, including copies, and that he or she will retain none of the same.

3.
a.         No later than 65 days following the Date of Termination (as defined in the Severance Agreement), provided that Employee has completed the actions required in Paragraph 2, but not before the expiration of Employee’s seven-day revocation period, the Company promises to pay the consideration, less deductions required by law, and cause the accelerated vesting contemplated under Section 3 of the Severance Agreement.

b.	The consideration provided in this Paragraph 3 to Employee is given in accordance with the following understanding and agreement of the parties:

(i)
The parties agree that the consideration paid to Employee and accelerated vesting of 50% of Employee’s Promotional RSUs and Stock Options under this Paragraph 3 shall constitute full and complete settlement of all claims of whatever kind that have been or could be made by Employee against any of the Releasees, without regard to whether such claims are based on an alleged breach of an obligation or duty arising from contract, tort, or statute.

(ii)
Employee acknowledges and agrees that the Releasees have made no representations to Employee regarding the tax consequences of any consideration received by Employee pursuant to this Agreement. Employee agrees to pay federal and state taxes, if any, that are required by law to be paid by Employee with respect to this settlement. Employee further agrees to indemnify, defend and hold the Releasees harmless from any claims, demands, judgments or recoveries by any governmental entity against the Releasees for any amounts claimed due on account of this Agreement based on or because of actions or omissions by Employee or pursuant to claims made under any federal or state tax laws based on or because of actions or omissions by Employee, and any costs, expenses or damages sustained by the Releasees by reason of any such claims, including any amounts paid by the Releasees as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.

(iii)
Employee agrees that the consideration delivered under this Paragraph 3 shall constitute the entire amount of consideration provided to Employee under this Agreement and that Employee will not seek any further compensation for any other claimed damage, cost or attorneys’ fees in connection with the matters encompassed by this Agreement. This consideration paid by the Company is solely consideration for this Agreement to which Employee is not otherwise entitled.

4.
In consideration for the Company’s promise to deliver the consideration described above, Employee agrees to and hereby does irrevocably waive and release the Releasees from any and all claims, charges, demands, obligations, damages, liabilities or causes of action of any kind whatsoever (hereinafter “claims”), whether known or unknown, suspected or unsuspected, that Employee has or may have against them by reason of any act, omission, transaction or event occurring up to and including the date of this Agreement, including, without limitation, any act, omission, transaction or event related to or arising out of Employee’s employment with the Company or termination of that employment, without regard to whether such claims are based on alleged breach of an obligation or duty arising in contract or tort, any alleged unlawful act (under the California Labor Code, the California Business & Professions Code, the California Constitution, local ordinances, or other state or federal statutes), or any other claim regardless of the forum in which it might be brought. It is expressly understood and agreed by Employee that this waiver and release includes, but is not limited to, any and all rights or claims that arise under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Act, or any state or local laws including but not limited to the California Fair Employment and Housing Act and the California Family Rights Act; as well as any and all claims arising under the Employee Retirement Income Security Act of 1974, up to the effective date of this Agreement but not thereafter. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding by the Equal Employment Opportunity Commission.

5.
Employee understands and agrees that Employee’s release of claims described in this Agreement includes (but is not limited to) a waiver of Employee’s rights and claims arising under the Age Discrimination in Employment Act of 1967 (ADEA). Employee understands and agrees that Employee has the right not to execute this Agreement without first having considered it for a full twenty-one (21) days from receipt of the Agreement. Employee agrees that Employee may sign this Agreement without waiting the full twenty-one (21) days and that, if Employee has done so, Employee’s decision to do so has been knowing and voluntary, and not induced through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day period, or the provision of different terms to employees who sign any release prior to the expiration of the twenty-one (21) day period. Employee did not execute this Agreement without first being advised in writing to consult an attorney of Employee’s choice. Employee further understands and agrees that Employee:

a.
Has had the full aforementioned twenty-one (21) day period within which to consider this Agreement before executing it and, if Employee has waived the full period, the waiver has been knowing and voluntary as described above;

b.	Has carefully read and fully understands all of the provisions of this Agreement;

c.
Has at all times during the course of negotiation and execution of this Agreement been advised by an attorney or has had adequate opportunity to consult counsel of Employee’s choice concerning the terms of this Agreement. Employee was advised and is hereby advised in writing to consult with counsel of Employee’s choice prior to entering into this Agreement;

d.	Is, through this Agreement, releasing the Releasees from any and all claims that Employee has or may have against them;

e.	Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

f.	Knowingly and voluntarily intends to be legally bound by the same;

g.
Has had a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and is hereby advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired; and

h.	Understands that rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date this Agreement is executed are not waived.

6.
This Agreement is a full and final compromise and settlement and a general release by Employee that includes all unknown and unanticipated damages or injuries, to property or person, by reason of any act, omission, transaction or event occurring up to and including the date of this Agreement, including, without limitation, any act, omission, transaction or event related to or arising out of Employee’s employment with the Company or termination of that employment. Employee waives all rights or benefits that Employee may now or in the future have under the terms of Section 1542 of the California Civil Code, which Employee has had an opportunity to review with counsel of Employee’s choice and which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

This waiver is not a mere recital, but is a known waiver of rights and benefits. This is a bargained-for provision of this Agreement and is further consideration for the covenants and conditions contained herein.

7.
Employee agrees to keep the terms and the amount of this Agreement completely confidential and agrees that Employee will not hereafter disclose any information concerning this Agreement to anyone, including, but not limited to, any past, present or prospective clients, employees, shareholders, agents, suppliers or competitors of the Company. The only exceptions to the foregoing sentence shall be disclosure to Employee’s legal and tax advisers as is necessary or disclosure as may be specifically required by federal, state or local administrative or judicial proceedings or to implement this Agreement. Under no circumstances, except as permitted herein, is Employee to mention the amount of any consideration provided pursuant to this Agreement. Employee further agrees to condition any disclosure concerning the terms or amount of this Agreement that is permitted hereunder upon an agreement by the recipient not to disclose the terms of this Agreement to anyone and to respond to inquiries regarding the parties’ dispute in the same way that Employee and the Company must respond hereunder, except for disclosures required by federal, state or local law or regulation. If Employee or the Company receives any inquiry about the controversy between them, each agrees to state only that (1) Employee is no longer employed with the Company, and (2) the matter is confidential and cannot be discussed, or words to virtually the identical effect.

8.
Employee acknowledges and agrees that in the course of Employee’s employment with the Company, Employee has had access to and/or made use of certain confidential information relating to the business activities of the Company. Such confidential information includes, but is not limited to, the Company’s practices and processes in managing its human resources such as recruiting, retention, compensation and training; the Company’s business strategies including marketing and distribution; financial results; pricing data; key persons to contact with regard to customer accounts and customer needs; market surveys and research data; and contractual agreements between the Company and customers, distributors and other persons or entities, compilations of information and records that are owned by the Company and are regularly used in the operation of the Company’s business and other information that is kept confidential by the Company.

a.
Employee agrees that Employee will continue to abide by any written agreements concerning the use and protection of confidential and proprietary information, which are incorporated herein by reference, and that this Agreement does not extinguish any such written agreements. Employee agrees that Employee will not disclose any such confidential information, directly or indirectly, or use any of it in any way whatsoever.

b.
Employee further represents and agrees that all files, computer programs, records, documents, lists, specifications, and similar items relating to the business activities of the Company, including any and all copies, whether prepared by Employee or otherwise coming into Employee’s possession, custody or control, are property of the Company and have been or will be returned immediately by Employee to the Company and that Employee will not remove from the premises of the Company any such property or information.

9.	Employee expressly agrees that Employee will bring no new or further proceedings against the Company before any court or administrative tribunal or any other forum whatsoever by reason of any claim, liability or cause of action, whether known or unknown, suspected or unsuspected, arising out of Employee’s employment or termination of that employment, or any other act, omission or transaction by the Company, occurring up to and including the effective date of this Agreement.

10.
This Agreement and compliance with this Agreement shall not constitute or be construed as an admission by the Company or the Releasees of any wrongdoing or liability of any kind, or an admission of any violation of the rights of Employee, or any person, or violation of any order, law, statute, duty or contract whatsoever, or that Employee was or is entitled to any amounts or relief demanded by him.

11.	Each party shall bear its own costs and attorney’s fees associated with the process leading to this Agreement.

12.
Should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts shall not be affected thereby, and said illegal, invalid or unenforceable part shall be deemed not to be a part of this Agreement.

13.
Each party acknowledges that it has had an adequate opportunity to review the terms of this Agreement with counsel. The parties agree that this Agreement shall be interpreted in accordance with the law of the State of California, excluding its choice of law rules. The parties further agree that this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party.

14.
Employee agrees that in executing this Agreement Employee does not rely and has not relied on any representation or statement made other than those specifically set forth in this written Agreement. The parties agree that this Agreement constitutes the entire agreement between Employee and the Company and (except as provided in Paragraph 8.a) supersedes any and all prior agreements or understandings, written or oral, between them and that any other agreement between the parties shall be, and hereby is, deemed terminated.

15.
This Agreement shall be binding upon the parties hereto and, as applicable, upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action, or claims released by this Agreement.

16.
This Agreement is offered by the Company on [Date] and shall remain available, unless otherwise rejected by the Employee or revoked by the Company, until no later than 5:00 p.m. Pacific Time (2:00 p.m. Eastern Time) on [Date], which is not less than twenty-one (21) days following the date this Agreement is offered. Employee may accept the offer only by returning an executed copy of this Agreement to the Company and by completing the other conditions specified in Paragraph 2 above. If the Agreement is not accepted by Employee before the date and time specified, the offer shall be deemed rejected and shall be revoked by the Company.

17.
The parties, having read all of the foregoing, having been advised by or having had adequate opportunity to consult with counsel, and having understood and agreed to the terms and conditions of this Settlement Agreement and Release of All Claims, do hereby voluntarily execute said Agreement by affixing their signatures hereto.

Dated: _______________

_____________________________________
Robert Painter

Dated: _______________

For Trimble Navigation Limited

_____________________________________
By:
Its: